SCHEDULE 14A INFORMATION

            Proxy Statement Pursuant to Section 14(a) of the
                    Securities Exchange Act of 1934
                         (Amendment No.   )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]Preliminary Proxy Statement
[ ]Confidential, for use of the Commission Only (as permitted by
           Rule 14a-6(e)(2))
[x]Definitive Proxy Statement
[ ]Definitive Additional Materials
[ ]soliciting Material Pursuant to 240.14a-11c or 240.14a-12

                        Drovers Bancshares Corporation
                (Name of Registrant as Specified in its Charter)


  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]No fee required
[ ]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
   (1) title of each class of securities to which transactions applies:

   _______________________________________________________________________


   (2) Aggregate number of securities to which transaction applies:

   _______________________________________________________________________
   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
   (4) Proposed maximum aggregate value of transaction:

   _______________________________________________________________________
   (5) Total Fee paid:

   _______________________________________________________________________
[ ]Fee paid previously with preliminary materials.
[ ]Check box if any part of the fee is offset as provided by Exchange Act
   Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing registrant statement number, or the Form or Schedule and the date of its filing.
   (1) Amount Previously Paid:
   _______________________________________________________________________
   (2) Form, Schedule or Registration Statement No.:
   _______________________________________________________________________
   (3) Filing Party:
   _______________________________________________________________________
   (4) Date Filed:
   _______________________________________________________________________

(Amended by Sec Act Rel No. 7331; Exch Act Rel 37692, eff. 10/7/96.)






                  DROVERS BANCSHARES CORPORATION
______________________________

30 SOUTH GEORGE STREET, YORK, PENNSYLVANIA 17401





                                                 March 27, 2000

Dear Shareholder:

     On behalf of our entire Board of Directors, I cordially invite you to attend our Annual Meeting of Shareholders at 2:00 p.m. on Thursday, May 18, 2000. The meeting will be held at The Historical Society of York County, 250 East Market Street, York, Pennsylvania, 17401.

     A notice of the meeting and Proxy Statement follow. You will also find your proxy voting card and the 1999 Annual Report enclosed. I would like to take this opportunity to remind you that your vote is important. Please take a moment now to complete, sign and date the proxy voting card and return it in the postage-paid envelope we have provided.

     I look forward to seeing you on May 18 and addressing your questions and comments.
                                                 Sincerely,

                                                 /s/ A. Richard Pugh

                                                 A. Richard Pugh
                                                 Chairman of the Board
                                                 and President

















                   DROVERS BANCSHARES CORPORATION
                   ______________________________

           30 SOUTH GEORGE STREET, YORK, PENNSYLVANIA 17401





                         NOTICE OF THE 2000
                   ANNUAL MEETING OF SHAREHOLDERS



DATE        Thursday, May 18, 2000

TIME        2:00 p.m.

PLACE       The Historical Society of York County
            250 East Market Street
            York, Pennsylvania 17401

PURPOSE   - Elect five (5) directors for a four-year term expiring
            in 2004 and until their successors are elected and qualified.
          - To approve amendments to the Drovers Bancshares
            Corporation 1995 Stock Option Plan.
          - To transact any other business which properly comes before the meeting.

      Only stockholders owning our common stock on February 21, 2000, may vote at the meeting. Your vote is important. Whether you plan to attend the annual meeting or not, please mark, sign, date and return your proxy in the self-addressed envelope provided. If you attend the meeting and prefer to vote in person, you may do so even if you have previously voted by proxy.

                         By Order of the Board of Directors

                         /s/ John D. Blecher

                         John D. Blecher
 March 27, 2000          Secretary


















TABLE OF CONTENTS                                      Electronic       Hard
                                                          Copy          Copy
Annual Meeting Information...............................  4              3
       Who is entitled to vote?...........................  4              3
       On what am I voting ?..............................  4              3
       How many votes do I have?..........................  4              3
       How may I vote my shares?..........................  4              3
       How do I vote by Proxy?............................  4              3
       May I revoke my Proxy?.............................  5              4
       What is a quorum?..................................  5              4
       What vote is required to approve each proposal?....  5              4
       What are the costs of soliciting these proxies?....  5              4
       How does the Board of Directors recommend I vote
             on the proposals?............................  5              4
 Section 16(A) Beneficial Ownership Reporting Compliance..  5              4
 Share Ownership of Certain Beneficial Owners.............  6              5
 Proposal 1 - Election of Directors
       Nominees...........................................  6              5
       Board Committees and Meeting Attendance............  9              8
 Director Fees............................................ 11             10
 Transactions with Management and Others.................. 11             10
 Performance Graph........................................ 12             11
 Report on Executive Compensation......................... 12             11
       Chief Executive Officer Compensation............... 14             13
       Executive Compensation............................. 15             14
       Options/SAR Grants and Exercises and Fiscal
             Year-End Values.............................. 16             15
       Aggregated Option Exercises in Last Fiscal Year and
             Fiscal Year-End Option Values................ 17             16
       Pension Plan....................................... 17             16
       Change in Control Agreements....................... 18             17
 Proposal 2 - To Approve Amendments to Drovers 1995 Stock
       Option Plan........................................ 19             17
 Independent Certified Public Accountants................. 23             22
 Other Matters............................................ 23             22
 Shareholder Proposals for Next Annual Meeting............ 23             22
 Exhibit A - Proxy Voting Card............................ A-1
























DROVERS BANCSHARES CORPORATION

Proxy Statement for the Annual Meeting of Shareholders


ANNUAL MEETING INFORMATION

     This proxy statement contains information related to the Annual Meeting of Shareholders of Drovers Bancshares Corporation, a Pennsylvania business corporation, to be held on Thursday, May 18, 2000 beginning at 2:00 p.m. The meeting will be held at The Historical Society of York County, 250 East Market Street, York, Pennsylvania, 17401. The proxy statement is prepared under the direction of our Board of Directors to solicit your proxy for use at the Annual Meeting. It is being mailed to shareholders on or about
March 27, 2000.


 Who is entitled to vote?

      Shareholders as of the close of business on February 21, 2000 are entitled to vote at the Annual Meeting. On February 21, 2000, there were 4,805,977 shares of common stock outstanding.


 On what am I voting?

      You will be asked to elect nominees to serve on the Board of Directors and to ratify amendments to the Drovers Bancshares Corporation 1995 Stock Option Plan. The Board of Directors is not aware of any other matters to be presented for action at the meeting.


 How many votes do I have?

      Each outstanding share that you owned at the close of business on February 21, 2000 is entitled to one vote on each matter presented at the Annual Meeting. You may not vote your shares cumulatively in the election of directors.


 How may I vote my shares?

      You may vote by proxy or in person.


 How do I vote by Proxy?

      Mark, sign, date and return your proxy card in the prepaid envelope. If you sign your proxy but do not mark your choices, your Proxies will vote FOR the persons nominated for election as directors and FOR approval of amendments to the Drovers Bancshares Corporation 1995 Stock Option Plan.









 May I revoke my Proxy?

      If you give a proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of three ways:

 - Give written notice of revocation to John D. Blecher, Secretary, Drovers Bancshares Corporation, 30 South George
   Street, York, Pennsylvania 17401,
 - Submit a valid, later-dated proxy and give written notice to the Secretary of Drovers, or
 - Vote in person at the annual meeting after giving written notice to the Secretary of Drovers.


What is a quorum?

     A "quorum" is the presence at the meeting, in person or by proxy, of the majority of the outstanding common shares. Abstentions and broker non-votes are not counted for purposes of determining the presence of a quorum and are not considered a vote.


What vote is required to approve each proposal?

Election of five directors       The five directors who receive the most votes
(Proposal 1)                     will be elected.

Approval of Amendments           The affirmative vote of a majority of the
to 1995 Stock Option Plan        votes cast at the annual meeting is required
(Proposal 2)                     to approve the amendments to the Drovers
                                 Bancshares Corporation 1995 Stock Option Plan.


What are the costs of soliciting these proxies?

     We are paying all expenses of soliciting proxies. Certain officers and other employees of Drovers may solicit proxies personally or by telephone without additional compensation. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxies and proxy materials to their principals.


How does the Board of Directors recommend I vote on the proposals?

     The Board recommends a vote FOR each of the nominees and FOR the approval of amendments to the 1995 Stock Option Plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based on our records, we believe that during 1999 our directors and officers complied with all SEC filing requirements applicable to them.








SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     We are not aware of anyone who beneficially owns more than five percent (5%) of Drovers outstanding common stock, except as disclosed in the following table. The table shows ownership as of January 31, 2000.

                                   Securities Ownership
                              Number of Shares of
     Name and Address of      Common Stock             Percent of Total Common
     Beneficial Ownership     Beneficially Owned 1     Stock Outstanding

     Gary A. Stewart          185,919                  3.87%
     910 Upland Road
     York, PA  17403

     Robert H. Stewart, Jr.   149,721                  3.12%
     RD #4
     Spring Grove, PA  17362

1 Mr. Gary A. Stewart, Mr. Robert H. Stewart, Jr. and other members of the Stewart family have filed, as a group, a Schedule 13D, as amended, with the Securities and Exchange Commission. The Schedule 13D disclosed that, while no member of such group beneficially owns or has power to vote more than 5% of Drovers shares, as a group such persons may be deemed to beneficially own approximately 15.09% of Drovers issued and outstanding shares of common stock.

PROPOSAL 1 - ELECTION OF DIRECTORS

Nominees

     Five directors will be elected at the Annual Meeting. Each director will hold office for a four-year term expiring in 2004 and until his successor shall be elected and qualified. We believe all nominees will be able to serve as a director. If any nominee is not available for election, proxies will be voted for another person recommended by the management of Drovers. The following table provides information on the nominees and Continuing directors as of January 31, 2000.























 Name and Principal Occupation for  Age   Director  Common Shares   Percent of
        Past Five Year                     Since 1   Beneficially  Total Common
                                                       Owned 2        Shares
                                                                   Outstanding

NOMINEES FOR A FOUR-YEAR TERM EXPIRING IN 2004

J. Samuel Gregory
Chairman and CEO, AAA Southern
Pennsylvania (Insurance, Travel and
Member Services)                     69     1978        11,223           *

Daniel E. Hess
President, Hess Management, Inc.
(Management Consultant)              68     1982        13,004           *

Herbert D. Lavetan
Retired; formerly Director, Lavetan &
Associates, Inc. (Postal, Business
and Communications Services) until
January 1999                         70     1979       132,914          2.77%

L. Doyle  Ankrum
Retired                              71     1979         8,733 3         *

Robert H. Stewart, Jr.
President, York Building Products
Co., Inc. (Concrete Masonry Units,
Crushed Stone-Bituminous Concrete)   60     1987       149,721 4         3.12%

TERM EXPIRING IN 2001

Richard M. Linder
Retired, formerly Chairman of Drovers
and Drovers Bank until March 1996    69     1976        14,857 5         *

Frank Motter 6
Chairman of the Board & President
Motter Printing Press Co. (Web-Fed
Printing Equipment)                  72     1975        50,018           1.04%

Robert L. Myers, Jr.
President, John H. Myers & Son, Inc.
(Lumber & Building Supplies)         71     1968        35,873 7         *

A. Richard Pugh
Chairman of the Board, President and
Chief Executive Officer of Drovers
and Drovers Bank                     59     1990        74,881 8         1.56%










Name and Principal Occupation for  Age   Director  Common Shares    Percent of
        Past Five Year                     Since 1   Beneficially  Total Common
                                                       Owned 2        Shares
                                                                   Outstanding

TERM EXPIRING IN 2002

Harlowe R. Prindle
President, York Auto Parts Co.;
Chairman & CEO, Shenk & Tittle
Management Co. (Sporting Goods)      57     1982        27,817 9         *

Basil A. Shorb, III
President, REH Holdings, Inc.
(Holding Company Providing Management
Services to Five Wholly-Owned
Subsidiaries Engaged in Steel
Fabrication, Highway Sign
Manufacturing and Specialty
Construction)                        54     1993        99,575 10        2.07%

Delaine A. Toerper
Self-Employed (Consulting Services)
Retired; formerly Executive Vice
President and Chief Operating Officer
of Tighe Industries, Inc.
(Manufacturers, Designers and
Marketers of Dance Costumes, Dance
Apparel and Gymnastic Apparel) until
August 1996                          56     1995         1,882           *

James S. Wisotzkey
President and Chief Operating Officer
of The Maple Press Company
(Printer/Book Manufactuer)           46     1997         3,429 11        *

TERM EXPIRING IN 2003

David C. McIntosh
Retired, formerly President, MCD
Technologies, Inc. until February
1999                                 71     1985         5,309 12        *

Gary A. Stewart
Partner - Stewart Associates
Formerly Chairman & CEO,
Stewart & Tate, Inc. Until January
1999 (General Contractors)           52     1996       185,919 4         3.87%

George W. Hodges
President, The Wolf Organization, Inc.
Distributors of Lumber & Building
Supplies)                            49     1994         4,679 13        *

All Directors and Executive Officers
as a Group 14                                          889,033          18.50%

*   Less than 1%
1   Includes period served as director of Drovers Bank.

2   Except as otherwise noted, the persons listed possess sole voting and investment power or share voting and investment power with their spouses.
3   Includes 6,540 shares held by his wife.
4   See footnote number 1 under Share Ownership of Certain Beneficial Owners.
5   Includes 406 shares owned by his wife.
6 Mr. Motter is a director of York Water Company (a company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934).
7 Includes 5,418 shares owned by his wife and 18,087 shares held by the Elsbeth M. Myers Trust, of which he is a trustee sharing investment and voting authority.
8 Includes 180 shares owned by his children for which he is custodian and 60,223 shares Mr. Pugh has the right to acquire upon exercise of stock options granted pursuant to Drovers 1985 Incentive Stock Option Plan and 1995 Stock Option Plan.
9 Includes 576 shares Mr. Prindle has the right to acquire upon exercise of stock options granted pursuant to Drovers 1999 Non-Employee Director Stock Option Plan.
10 Includes 33,122 shares owned by his wife, 9,857 shares owned by his son for which he is custodian, 9,842 shares owned by his son for which his wife is custodian, 40,679 shares held by Triple M Associates of which his wife is a partner sharing voting and investment authority and 576 shares Mr. Shorb has the right to acquire upon exercise of stock options granted pursuant to Drovers 1999 Non-Employee Director Stock Option Plan.
11 Includes 200 shares owned by his children and 576 shares Mr. Wisotzkey has the right to acquire upon exercise of stock options granted pursuant to Drovers 1999 Non-Employee Director Stock Option Plan.
12  Includes 170 shares owned by his wife.
13 Includes 3,389 shares owned by his wife and 288 shares Mr. Hodges has the right to acquire upon exercise of stock options granted pursuant to Drovers 1999 Non-Employee Director Stock Option Plan.
14  Beneficial ownership is as of January 31, 2000.


Board Committees and Meeting Attendance

     During 1999 the Board of Directors of Drovers Bank met twelve times and the Board of Directors of Drovers met eleven times. In addition to meetings of the full Board, directors attended meetings of Board committees. Each director attended at least 75% of the aggregate Board meetings and meetings of committees of which they are a member with the exception of Herbert D. Lavetan. Mr. Lavetan attended 68% of the aggregate of all meetings which he is a member. The Board of Directors of Drovers Bank has the following four standing committees: the Executive, Audit, Nominating and Personnel Committees. Other committees are appointed as necessary to conduct the business of Drovers Bank. A description of the duties of each committee follows the table below.













            Committee Membership and Meetings Held
     Name             Executive   Audit  Nominating  Personnel
David C. McIntosh          *
L. Doyle Ankrum            /         /                    /
Daniel E. Hess             /         /
George W. Hodges           /                   /          *
Frank Motter               /                   /          /
Robert L. Myers, Jr.       /                              /
Harlowe R. Prindle         /                              /
A. Richard Pugh            /                   /          /
Gary A. Stewart            /
Basil A. Shorb, III                  *         /
Herbert D. Lavetan                   /         /
D. John Sparler                      /         /
Robert H. Stewart, Jr.               /
Delaine A. Toerper                   /         /
James S. Wisotzkey                   /
J. Samuel Gregory                              *
No. of Meetings in
Fiscal 1999               12         4         2          4

*     Chairperson
/     Member


Executive Committee:

- Has the full power of the Board in the management of our business to the extent permitted by law between meetings of the Board.

Audit Committee:

- Recommends to the Board an independent certified public accounting firm to conduct an annual audit of Drovers and its subsidiaries.
- Based on the adopted Audit Committee Charter, is responsible in the areas of financial reporting, corporate governance and internal control.

Nominating Committee:

- Recommends candidates for Board membership.   Shareholder nominations will
be considered if made in writing and delivered to 30 South George Street, York, Pennsylvania, 17401. All nominations must be received by the seventh
day after the notice of meeting was mailed.   Nominations must contain the
same information about each candidate as is required to be contained in Drovers Proxy Statement about management's candidates. Nominations must also contain the name and address of the notifying shareholder and the number of shares they owned.

Personnel Committee:

- Advises and consults with management in developing, implementing and assessing personnel policies, employee benefit issues, organizational and succession planning and compensation and benefit programs.
- Reviews and recommends for Board approval the election of senior vice presidents and above. Recommends compensation for senior vice presidents and above.




DIRECTOR FEES

     Each director received $2,000 per quarter for a total retainer of $8,000 in 1999. A director who is an officer or employee of Drovers is not compensated for service as a director. Beginning July 1, 1999, non-employee directors could elect to receive stock options in lieu of quarterly director fees.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

     Some of our directors and executive officers, members of their immediate families, and some of their companies had ordinary banking transactions with Drovers Bank in 1999. We expect additional transactions in the future. All transactions were made on substantially the same terms, including interest rates, collateral requirements and repayment terms, as we offered to all of our customers at the time for comparable transactions. These transactions did not involve more than the normal risk of collectability or present other unfavorable features.











































PERFORMANCE GRAPH

     The following graph shows a five-year comparison of the cumulative total shareholder return on Drovers common stock compared to the cumulative total return on the S&P 500 Stock Index and the Nasdaq Bank Index. The graph shows
the five years ending December 31, 1999.   Drovers joined Nasdaq in June, 1998.
The shareholder return shown on the graph below is not necessarily indicative of future performance.


                           1994     1995     1996     1997     1998     1999
 Drovers Bancshares Corp  100.00   120.40   140.09   252.34   262.47   236.93
 Nasdaq Bank Index        100.00   147.71   191.04   317.99   285.33   268.87
 S&P 500 Index            100.00   137.45   168.92   225.21   289.43   350.26



REPORT ON EXECUTIVE COMPENSATION

     The Personnel Committee reviews the executive compensation program annually and makes recommendations to the Board. Mr. Pugh is a member of the Personnel Committee, but is not present when they evaluate his performance, which is reported to the full Board. With regard to other executive officers, the Personnel Committee considers Mr. Pugh's recommendations on other executive officers before making final recommendations to the full Board.

     Drovers executive compensation program has three main components:

     Base Salary: Base salaries for executive officers are determined annually by evaluating:

  -  the responsibilities of the position
  -  the experience of the individual
  -  Drovers financial results
  -  the competitive marketplace

     The base salary increases in 1999 averaged approximately 5.0% over 1998. The Personnel Committee considers the following three factors in arriving at the average annual increase of base salaries:

  - a survey of certain South Central Pennsylvania banks to determine the average increase in base salaries they expect for the upcoming year
  - the average annual increase of base salaries expected by banks of similar asset size on a regional level provided by our employee benefit consultant and
  -  the amount of increase feasible in terms of our budget.

     In general, specific individual performance is weighted more heavily than corporate performance to determine base salaries of senior management. However, as responsibility increases, more emphasis is placed on corporate performance in setting an individual's base salary. Corporate performance is measured using:

  -  achievement of various budget goals,
  -  growth of the institution and
  -  peer group comparisons



     Annual Incentive Bonus: The annual incentive bonus program was designed to support and promote the pursuit of our organizational objectives and financial goals as defined in our strategic and financial plans. The program provides for the payment of an annual cash bonus to executive and certain key officers. The program is based on Drovers return on equity. Bonuses are paid only to executive officers if the targeted return on equity is achieved. The following additional factors are considered:

  -  most recent CAMELS rating,
  -  most recent CRA rating and
  -  Drovers leverage ratio

     Assuming the target threshold is achieved, the bonus paid is determined by a percentage of net income and is allocated to each participant based upon a formula which considers level of responsibility and industry practices.

     Stock Options: We provide stock options under Drovers Incentive Stock Option Plan to executives in positions with significant responsibilities and impact on long-term performance. The Personnel Committee believes that stock option grants are an effective way to align the interests of our executives with our shareholders by making a portion of an optionee's compensation dependent upon the long-term performance of our stock. Options are granted to officers with the title vice president and above. In determining the number of options granted in 1999, the Personnel Committee considered information available to it regarding options granted by other public companies, and in particular, banking institutions. The Personnel Committee has followed a policy to date of providing that only 50% of options granted are exercisable immediately. They use both objective and subjective methods of determining the amount of shares subject to future grants. They may consider such factors as:

  - the potential realizable value of particular options based on an assumed rate of appreciation in the price of Drovers stock,
  - a desired level of ownership in Drovers based on assumed rate of appreciation in the price of Drovers stock,
  - a desired level of ownership in Drovers based on position, formula grants and individual performance.

     Stock option grants made to executive officers during fiscal year 1999 are included in the Option Grant Table.





















Chief Executive Officer Compensation

     Drovers and our Chief Executive Officer, A. Richard Pugh, have not entered into an employment agreement. Thus, the factors involved in establishing a compensation package for Mr. Pugh are similar to those noted above for all executives. However, the value of Mr. Pugh's compensation is more closely tied to corporate performance and the long-term performance of our stock. Specifically, Mr. Pugh's compensation is determined as follows:

     Base Salary: In 1999, the Personnel Committee emphasized the achievement of our corporate performance goals and the responsibilities of Mr. Pugh as Chairman of the Board and Chief Executive Officer. Mr. Pugh's year-end base salary for 1999 was $235,000 which reflects an approximate 4.4% increase in year-end base salary over 1998.

     Annual Incentive Bonus: The Personnel Committee calculates Mr. Pugh's annual incentive bonus in accordance with the formula set forth above. Thus, Mr. Pugh receives such compensation only if our return on equity and other criteria as set forth above are met. Mr. Pugh's annual incentive bonus earned in 1999 was $135,711.

     Stock Options: Stock options are an important portion of Mr. Pugh's overall compensation package, particularly given the policy-making function of such position. The Personnel Committee believes linking a portion of Mr. Pugh's compensation to the long-term performance of our stock encourages him to pursue policies which enhance long-term shareholder value. Mr. Pugh received stock options to purchase 10,342 shares in 1999, 5,975 shares in 1998 and 10,750 shares in 1997. The stock options granted represented 26% of all stock options granted in 1999, 24% in 1998 and 27% in 1997.

     Personnel Committee:
            George W. Hodges, Chairman
            L. Doyle Ankrum
            Frank Motter
            Robert L. Myers, Jr.
            Harlowe R. Prindle
            A. Richard Pugh






















 Executive Compensation

      The following table shows information on the annual compensation during the last three fiscal years paid to A. Richard Pugh, Chairman, President and Chief Executive Officer, and other executive officers who received a total annual salary and bonus of $100,000 or more in 1999.

 SUMMARY COMPENSATION TABLE
           Annual Compensation                    Long-Term Compensation
                                         Other             Securities
                                         Annual Restricted  Under-       All
Other
 Name and                                Compen-  Stock      Lying   LTIP
Compen-
 Principal         Fiscal Salary  Bonus  sation  Awards     Options/ Pay-
sation
 Position           Year   ($)     ($)    ($)1    ($)       SARs(#)2 outs
($)3

 A. Richard Pugh,   1999 235,000 135,711    -       -       10,342     -
4,800
 Chairman,          1998 225,000  91,855    -       -        5,975     -
4,800
 President and CEO  1997   210,000  56,224    -       -       10,750     -
2,375

 Debra A. Goodling, 1999 117,000  47,782    -       -        5,171     -
4,753
 Executive Vice     1998 112,000  45,928    -       -        2,988     -
4,203
 President          1997 107,000  28,112    -       -        4,300     -
1,409

 Michael J. Groft,  1999 117,000  46,258    -       -        5,171     -
3,350
 Executive Vice     1998 112,000  45,928    -       -        2,988     -
1,475
 President          1997 107,000  28,112    -       -        4,300     -
562

 Shawn A. Stine     1999 100,000  30,963    -       -        3,306     -
3,485
 Executive Vice     1998  92,000  30,081    -       -        1,944     -
3,326
 President4         1997     -       -      -       -          -       -       -


 1 Excludes perquisites and other personal benefits which are less than $50,000 or 10% of total annual salary.
 2 Includes effect of a 5% stock dividend issued in 1999, a 3 for 2 stock split issued in 1998 and a 5% stock dividend issued in 1997.
 3     Amounts shown represent contributions by Drovers to the Salary
       Deferral Plan.
 4 No disclosure is made for this year because total annual salary plus bonus was less than $100,000.
















Options/SAR Grants and Exercises and Fiscal Year-End Values

     Shown below is information with respect to options granted in 1999 pursuant to Drovers 1995 Stock Option Plan for the named executive officers.

 INDIVIDUAL OPTION GRANTS IN LAST FISCAL YEAR
                    Number of    Percent of Total
                    Securities    Options/SARs
                    Underlying      Granted to    Exercise or
Grant Date
                     Options/      Employees in    Base price   Expiration
Present Value
 Name              SARs Granted    Fiscal Year     ($/Share) 1     Date
($)2

 A.Richard Pugh,       10,342          26%           $22.74     2/12/2009
$53,468
 Chairman,
 President and
 CEO

 Debra A. Goodling,     5,171           13%           $22.74     2/12/2009
$26,734
 Executive Vice
 President

 Michael J. Groft,      5,171           13%           $22.74     2/12/2009
$26,734
 Executive Vice
 President

 Shawn A. Stine,        3,306            8%           $22.74     2/12/2009
$17,092
 Executive Vice
 President

 1  Includes effect of a 5% stock dividend issued in 1999.
 2 Drovers uses the Black-Scholes Option Pricing Model to determine the grant date value. The grant date value of options granted in 1999 was $5.17 per option, adjusted for the 5% stock dividend issued in 1999. The following assumptions were used: risk free interest rate of 4.9%; expected life of
    5.9 years; expected volatility of 19.1%; expected dividends of 2.0%.





















 Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End
 Option Values

      Shown below is information concerning the exercise of options during 1999 and unexercised options held as of the end of 1999 by the named executive officers.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES
                                                  Number of Securities    Value
of Unexercised
                                                 Underlying Unexercised      in-
the-money
                                                    Options/SARs at
Options/SARs at
                        Shares                     Fiscal Year-end (#)
Fiscal Year-End
                     Acquired on        Value         Exercisable/        ($)
Exercisable/
        Name          Exercise (#)   Realized ($)    Unexercisable 1
Unexercisable

 A.Richard Pugh,
 Chairman,                  0            $0           55,052/5,171
$410,082/$0
 President and CEO

 Debra A. Goodling,
 Executive Vice             0            $0           20,601/2,586
$131,007/$0
 President

 Michael J. Groft,
 Executive Vice             0            $0           20,601/2,586
$131,007/$0
 President

 Shawn A. Stine,
 Executive Vice             0            $0           11,474/1,653             $
65,866/$0
 President

 1 Includes effect of all stock dividends and stock splits paid since
   August 1993.

Pension Plan

     Drovers maintains a qualified pension plan covering all full-time employees who are at least 21 years of age and who have completed one year of service. Participants become fully vested in the plan after 5 years of service. Each participant in the plan is entitled to a monthly benefit commencing at the participant's normal retirement date, assuming the participant has attained at least age 65 and has completed five years of participation, and continuing for life, with payments guaranteed for the first 120 months. Benefit amounts for a fully-vested participant equal 33% of the participant's average monthly pay if the participant has 15 or more years of service, plus 0.58% of average monthly pay in excess of the Social Security integration level as outlined in Table I Covered Compensation multiplied by years of service at normal retirement up to a maximum of 25 years. Average monthly pay is based upon the five plan years preceding the normal retirement date. Our contributions to the pension plan are determined on an actuarial basis.






      Following are estimated annual benefits payable upon retirement to persons in specified salary and service classifications, assuming retirement at age 65 during 2000. For this purpose, the Social Security integration level assumed is $35,100.


 FINAL AVERAGE     ANNUAL RETIREMENT BENEFIT FOR YEARS OF SERVICE INDICATED
 COMPENSATION
                      15 Years           25 Years           35 Years
       $75,000         $28,211            $30,536            $30,536
      $100,000         $38,646            $42,411            $42,411
      $125,000         $49,071            $54,286            $54,286
      $150,000         $59,496            $66,161            $66,161
      $175,000         $67,836            $75,661            $75,661
      $200,000         $67,836            $75,661            $75,661
      $225,000         $67,836            $75,661            $75,661

      The Omnibus Budget Reconciliation Act of 1993 (OBRA '93) has placed the limit on compensation which may be taken into account under a defined benefit plan reducing it from $235,840 in 1993 to $150,000 beginning in 1994. The new limit increases with inflation, only when inflation permits a full $10,000 increase. As of 2000, this limit increased to $170,000. Only accruals after 1993 will be affected by the compensation limit.

      As of December 31, 1999, A. Richard Pugh, Debra A. Goodling, Michael J. Groft and Shawn A. Stine were credited with 18 years, 23 years, 22 years and 8 years of service, respectively.

      Drovers adopted a Supplemental Retirement Plan for Mr. Pugh on January 1, 1995. Pursuant to this Plan, Mr. Pugh will be entitled to receive payments, which, when added to his pension under Drovers' pension plan and primary Social Security amount, increase his pension benefits to 65% of his highest annual average compensation in three of his last five years as an employee of Drovers.

 Change in Control Agreements

      Messrs. Pugh, Groft and Stine and Ms. Goodling each have an Agreement with Drovers which provides certain benefits in the event of a change in control of Drovers. A "change in control" is defined as:

  - the acquisition of 25% or more of the outstanding voting securities by any entity, person or group,
  - a merger or consolidation if, as a result of the transaction, less than 75% of the voting securities of the surviving corporation are owned by the former shareholders, other than affiliates of any party to the merger or consolidation,
  -  a sale of substantially all of our assets, or
  -  a change in a majority of our directors during any two-year period.










      Mr. Pugh's Agreement provides for:

 - continued full compensation for three years (subject to reduction by one-half of the amount of any base annual salary from any new employment),
 - continuation of benefits under the Supplemental Retirement Plan described under Pension Plan,
 - an acceleration of the right to exercise his current options under our stock option plans and
 - retention of Mr. Pugh as an independent consultant for six months following a change in control termination.

      The Agreements with Messrs. Groft and Stine and Ms. Goodling provide for:

 - the continued payment of their full compensation for 18 months (subject to reduction by one-half of the amount of any Form W-2 income from any new employment) and
 - continuation of benefits for up to 18 months and an acceleration of the right to exercise current options held by the respective executive officer under our stock option plans.

PROPOSAL 2 - TO APPROVE AMENDMENTS TO DROVERS 1995 STOCK OPTION PLAN

      On February 22, 2000, the Board of Directors of Drovers unanimously approved and adopted, subject to shareholder approval, certain amendments to the 1995 Stock Option Plan. The Plan originally was approved by the shareholders at the 1995 Annual Meeting of Shareholders.

      Description of Amendments: The maximum number of shares of common stock which has been reserved for issuance under the Plan is 221,190 shares, after adjustment for a 5% stock dividend issued in 1999, a 3 for 2 stock split issued in 1998, a 5% stock dividend issued in 1997, a 25% stock dividend issued in 1996 and a 7% stock dividend issued in 1995. As of March 27, 2000, a total of 195,097 options have been granted to key employees under the Plan. Consequently, the Board of Directors approved on February 22, 2000, subject to approval by the shareholders, an amendment to the Plan increasing the number of authorized shares of common stock available for issuance upon exercise of stock options by 250,000 shares, thereby increasing the remaining number of shares which may be issued under the Plan upon exercise of stock options from the current 26,093 to 276,093.

      The Board of Directors believes that the above described amendment to the Plan is appropriate and consistent with Drovers' objectives of attracting and retaining competent and dedicated employees and providing incentives for such employees to improve the long range profitability of Drovers. Accordingly, the Board believes that the approval of the amendment to increase the number of shares of common stock reserved for issuance upon exercise of stock options is in the best interests of Drovers and its shareholders.

      The second amendment to the Plan, which is being submitted for shareholder approval, is an amendment to bring the Plan into technical compliance with Section 162(m) of the Internal Revenue Code of 1986 by specifically limiting the number of options that may be granted to any one participant during the term of the Plan to 200,000 shares, as adjusted in accordance with the terms and conditions of the Plan. Stockholder approval of this amendment is proposed in order to assure the future deductibility for Federal income tax purposes of executive compensation under the provisions of
 Section 162(m). At present, Section 162(m) limits the deductibility of certain compensation in excess of $1,000,000 for the chief executive officer and any other executive officer named in the Proxy Statement. No executive

 officer of Drovers is compensated at that level. Nevertheless, stockholder approval of the amendment is sought to assure that limitations such as those in Section 162(m) will not disqualify any compensation from being deductible in the future. In order to assure the continued deductibility of all compensation paid to executive officers in accordance with Section 162(m), any incentives, such as stock options, must qualify as "performance-based compensation". In order to qualify stock option awards under the Plan for the "performance-based compensation" exception under Section 162(m), the Plan was amended in order to limit the maximum number of stock option awards that may be made to any participant under the Plan to 200,000 shares over the ten year life of the Plan, as adjusted in accordance with the terms and conditions of the Plan. Prior to this amendment, the Plan did not contain such a limitation.

      A summary of the material provisions of the Plan, as adopted by the shareholders in 1995, follows.

      Summary: The Plan is designed to (a) provide stock option awards to key employees who are in a position to contribute to the long-term growth and profitability of Drovers; (b) assist Drovers and its affiliated companies to attract, retain and motivate personnel with experience and ability; (c) make our compensation program more competitive with those of other major employers; and (d) link employees receiving stock options directly to shareholder interests through increased stock ownership.

      The Plan provides that the Committee which administers the Plan may grant incentive stock options ("ISOs") as provided in Section 422(b) of the Internal Revenue Code of 1986 or non-qualified stock options ("NQSOs") (ISOs and NQSOs are collectively referred to as "Options").

      Administration of the Plan: The Plan is administered by a Committee consisting of two or more directors of the Board who are disinterested directors within the meaning of Rule 16b-3 of the Securities and Exchange Commission. (This is presently designated as the Personnel Committee of the Board of Directors excluding those directors who are not "disinterested persons".) Subject to the express provisions of the Plan, the Committee has full power and authority, in its discretion, to grant Options; to determine to whom and the time when Options will be granted; to designate the Options as ISOs or NQSOs; to determine the purchase price of the common stock covered by each Option and the term of each Option; to determine the terms and provisions of the option agreements (which need not be identical) entered into with employees; to supervise the administration of the Plan; and to prescribe, amend and rescind rules and regulations relating to the Plan.

      Eligibility: The persons who are eligible to receive Options under the Plan are such key employees (including officers and directors who are employees) of Drovers or its affiliates, without limitation as to length of service, who are from time to time serving in a managerial, administrative or professional position which is recommended to, and authorized by, the Committee for Options under the Plan.

      Term of the Plan: The Plan shall continue in effect until terminated by the Board of Directors and until all Options either have lapsed or been exercised, satisfied or canceled according to their terms, except no Option may be granted more than ten years after the date the Plan was adopted by the Board in 1995.

      Awards Under the Plan: Options will give the optionee the right to purchase a number of shares of common stock at future dates and at an

 established purchase price. The option price of the common stock covered by each Option is determined by the Committee, but in no event may the option price be less than 100% of the "fair market value" of the common stock on the date the Option is granted. So long as the common stock is traded over-the-counter and is classified by Nasdaq as a national market issue, the definition of "fair market value" under the Plan is equal to the closing price for the stock or, in the absence of trading on that date, the mean between the lowest bid and highest asked price for the stock as reported on Nasdaq for the date as of which the stock is valued. In the case of ISOs, the option price must not be less than 110% of the fair market value of the common stock at the time of grant in the case of grantees owning more than 10% of the outstanding common stock.

      The Committee determines the number of shares to be covered by each Option, the option price, the term of the Option, the period of time for Options to vest after grant and other terms and limitations applicable to the exercise of the Option; provided that the time period during which the Option is exercisable may not end later than 10 years after the date of grant. The Committee also may establish, in its discretion, such other terms and conditions with respect to the Option and the common stock to be acquired upon exercise as it deems appropriate. The terms of each Option must be set forth in a written option agreement between Drovers and the optionee, in a form approved by the Committee.

      In the event that an optionee ceases to be an employee of Drovers or its affiliates other than because of voluntary termination of employment, retirement, involuntary termination due to staff reduction, death or disability, the option may be exercised for a period of three months after such termination to the extent that the option was exercisable at the date of such termination of such employment. In the event that an optionee retires, dies or becomes disabled (as determined by the Committee) prior to termination of the option without having fully exercised such option, the option may be exercised for a period of twelve months after the date of such termination to the extent that it was exercisable at the date of termination.

      Options may be exercised by an optionee in accordance with the terms of the related option agreement and the option price shall be paid in full at the time the Option is exercised. Payment may be in cash, or in stock already owned by the optionee or to be acquired by the optionee upon exercise of the option, and having a total fair market value, as determined by the Committee, equal to the purchase price or in a combination of cash and stock having a total fair market value equal to the purchase price. Prior to delivery of the shares of common stock issuable upon the exercise of an Option, any amount necessary to satisfy applicable federal, state, and/or local tax withholding requirements shall be paid promptly by the optionee. The Plan also permits payment of withholding taxes by withholding all or a portion of any shares of common stock that otherwise would be issued to the optionee upon exercise of an Option or by the optionee surrendering all or a portion of any shares of common stock previously acquired by the optionee.











      Acceleration Upon Change in Control: Upon a change in control of Drovers or Drovers Bank, all Options previously granted and not exercisable shall become fully exercisable to the same extent and in the same manner as if the Options had become exercisable in accordance with the provisions of the Plan and the related option agreement. For purposes of the Plan, a "Change in Control" means:

 - the acquisition of 25% or more of our outstanding voting securities by any entity, person or group;
 - a merger or consolidation if, as a result of the transaction, less than 75% of the voting securities of the surviving corporation are owned by our former shareholders, other than affiliates of any party to the merger or consolidation;
 - a sale of substantially all of our assets; or
 - a change in a majority of our directors during any two year period.

     Stock Adjustments: The Plan provides for equitable adjustment, as appropriate, in the number of shares issuable under the Plan, the number of shares subject to outstanding Options and the option price of outstanding Options in the event the shares of common stock are changed or exchanged for a different number or kind of shares of common stock of Drovers or another corporation (e.g., by merger, reclassification or stock split) or if the number of shares shall be increased through a stock dividend.

     Federal Tax Information: ISOs issuable under the Plan are intended to constitute "incentive stock options" within the meaning of Section 422A of the Internal Revenue Code of 1986, while NQSOs granted under the Plan are "non-ualified stock options." Generally, upon the exercise of an incentive stock option, the optionee will recognize no income for federal income tax purposes. The difference between the exercise price of the incentive stock option and the fair market value of the shares subject to the Option at the time of exercise is an item of tax preference which may require payment of an alternative minimum tax. On the sale of shares acquired by exercise of an incentive stock option (assuming that the sale does not occur within two years of the date of grant of the Option or within one year from the date of exercise), any gain will be taxed to the optionee as capital gain. A sale of shares acquired by exercise of an incentive stock option within two years of the date of grant of the Option or within one year from the date of exercise will result in the optionee recognizing ordinary income to the extent the fair market value of a share on the date of exercise exceeds the exercise price.
In contrast, except as noted below, upon the exercise of a non-qualified stock option, the optionee recognizes taxable income (subject to withholding) in an amount equal to the difference between the then fair market value of the shares on the date of exercise and the exercise price. Upon any subsequent sale of such shares by the optionee, any difference between the sale price and the optionee's tax basis in the shares will be treated generally as capital gain or loss. Special rules may apply to executive officers and directors who are subject to the "short-swing profit" recapture provisions of the Securities Exchange Act of 1934.

     Drovers will not be entitled to a tax deduction upon the grant or exercise of an incentive stock option, or upon the sale of any shares acquired pursuant to such exercise, except that a tax deduction may be available to Drovers if the employee sells the shares so acquired within two years of the date the Option was granted or one year of the date of exercise. Upon the exercise of a non-qualified stock option, Drovers is entitled to a deduction for federal income tax purposes in an amount equal to the income recognized by the optionee, provided Drovers complies with applicable tax withholding requirements.

     The federal income tax consequences to an optionee and to Drovers may vary from those described above, depending upon individual actions and circumstances, including restrictions and other terms and conditions applicable to the particular Option granted under the Plan.

     Vote Required: The affirmative vote of the holders of a majority of all votes cast by all shareholders present in person or by proxy at the Annual Meeting is required to approve the amendments to the Plan.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors appoints our independent certified public accountant. We used Stambaugh - Ness, P.C. for the years ending
December 31, 1999 and 1998. Representatives of Stambaugh - Ness, P.C. do not routinely attend our annual meetings and are not expected to attend the 2000 Annual Meeting.

OTHER MATTERS

     The Board of Directors is not aware of any matters to be presented for action at the Annual Meeting other than stated in the meeting notice. If any other matter requiring a vote of the shareholders should arise, the Proxies will use their best judgement to vote the shares.

     You may request a copy of our December 31, 1999 report on Form 10-K,
including the financial statements and all schedules.   You may obtain a copy
at no charge by a written request to John D. Blecher, Secretary, P.O. Box 2557, York, Pennsylvania, 17405.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     Shareholders may submit proposals on matters appropriate for shareholder action at future annual meetings by following the rules of the Securities and Exchange Commission. Proposals intended for inclusion in next year's proxy statement and proxy card must be received by us at our principal office, 30 South George Street, P.O. Box 2557, York, Pennsylvania, 17405 by Monday, November 27, 2000. Submission by certified mail-return receipt requested is recommended.

                 By Order of the Board of Directors

                 /s/ John D. Blecher

                 John D. Blecher
                 Secretary















EXHIBIT "A"


                              REVOCABLE PROXY
                     DROVERS BANCSHARES CORPORATION

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby constitutes and appoints William H. Neff, Jr., and Timothy P. Ruth, and each or any of them, with power of substitution in each, as proxies to represent the undersigned at the annual meeting of Shareholders of Drovers Bancshares Corporation (the "Company") to be held at The Historical Society of York County, 250 East Market Street, York, Pennsylvania, 17401, on Thursday, May 18, 2000 at 2:00 P.M., and at any adjournments or postponements thereof, and to vote the same number of shares, and as fully as the undersigned would be entitled to vote, if then personally present, upon any matter which may properly come before the meeting.
















     Please be sure to sign and date
      this Proxy in the box below.

                                           Date
                                           _______________




     ______________________                _____________________________
     Shareholder sign above                Co-holder (if any) sign above

















1. ELECTION OF DIRECTORS TO                      With-     For All
   SERVE FOR A FOUR (4) YEAR           For       hold      Except
   TERM:


   J. Samuel Gregory                L. Doyle Ankrum
   Daniel E. Hess                   Robert H. Stewart, Jr.
   Herbert D. Lavetan

INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.


____________________________________________________________________

                                       For       Against   Abstain
2. To approve Amendments to the
   Company's 1995 Stock Option Plan.


3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment thereof.

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS
PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR
PROPOSAL 2. THE UNDERSIGNED HEREBY REVOKES ANY PROXIES HERETOFORE GIVEN BY THE UNDERSIGNED TO VOTE AT THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF.


------------------------------------------------------------------------------
    Detach above card, sign, date and mail in postage paid envelope provided.

                         DROVERS BANCSHARES CORPORATION
                 30 South George Street, York, Pennsylvania 17401


     Please sign exactly as your name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                               PLEASE ACT PROMPTLY
                     SIGN, DATE & MAIL YOUR PROXY CARD TODAY









